Exhibit 99.1

FRIENDFINDER NETWORKS INC. CLARIFIES INACURATE BLOOMBERG REPORTING

(Sunnyvale, CA – August 30, 2012) FriendFinder Networks Inc. (NasdaqGM: FFN) (“the Company”), a leading internet and technology company providing services in the rapidly expanding markets of social networking and web-based video sharing, in response to an inaccurate article posted on Bloomberg on Thursday, August 30, 2012, wishes to clarify that it is currently in compliance with, or has waivers for, all loan covenants.

Although subsequently corrected, Bloomberg initially reported that “Bondholders have given the Company until Nov. 14, 2012 to raise cash…”  The Company has received no such demand or notice from its bondholders.  FriendFinder was either in compliance or had waivers for all of its debt covenants as of June 30, 2012.

FriendFinder Networks further states that its first-lien notes do not mature until September 2013 and that it is currently in discussions with bondholders regarding options to refinance its debt.

SAFE HARBOR

This press release includes "forward-looking statements" within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995.  Actual results may differ from expectations, estimates and projections and, consequently, you should not rely on these forward looking statements as predictions of future events.  Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believes," "predicts," "potential," "continue," and similar expressions are intended to identify such forward-looking statements.  These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results.

Additional information concerning these and other risk factors is contained in the Company's most recent filings with the SEC, including its Form 10-K for the year ended December 31, 2011.  All subsequent written and oral forward-looking statements concerning the Company are expressly qualified in their entirety by the cautionary statements above and subject to such risk factors discussed in the Company’s recent SEC filings.  The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made.  The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in their expectations or any change in events, conditions or circumstances on which any such statement is based.

ABOUT FRIENDFINDER NETWORKS INC.

FriendFinder Networks Inc. (www.FFN.com) is an internet-based social networking and technology company operating several of the most heavily visited websites in the world, including AdultFriendFinder.com, Amigos.com, AsiaFriendFinder.com, Cams.com, FriendFinder.com, BigChurch.com and SeniorFriendFinder.com. FriendFinder Networks Inc. also produces and distributes original pictorial and video content and engages in brand licensing.

Investor Contact for FriendFinder Networks Inc.
Jeffrey Goldberger / Rob Fink
KCSA Strategic Communications
212.896.1206 or jgoldberger@kcsa.com / rfink@kcsa.com

Media Contact for FriendFinder Networks Inc.
Lindsay Trivento
Director, Corporate Communications
561.912.7010 or ltrivento@ffn.com